Exhibit 99.1

Contact:	Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732

Andrew Markwick, IQVIA Investor Relations (andrew.markwick@iqvia.com) +1.973.257.7144

IQVIA Appoints Ron Bruehlman Executive Vice President and interim

Chief Financial Officer

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C. July 21, 2020 – IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of advanced analytics, technology solutions, and contract services to the life sciences industry, today announced the appointment of Ron Bruehlman as Executive Vice President and interim Chief Financial Officer, succeeding Mike McDonnell who is leaving the company to become Chief Financial Officer of Biogen Inc.

Ron was previously the Chief Financial Officer of IMS Health from 2011 until the merger of IMS Health and Quintiles in 2016. Since the merger, Ron has continued to play an active role on the executive leadership team at IQVIA, serving as a senior advisor to Ari Bousbib, Chairman and CEO of IQVIA. During this time, Ron regularly participated in key management meetings, operational reviews, preparation of quarterly earnings reports, and board meetings, providing on-going guidance and support to Mike and the senior finance team. In addition, Ron currently serves as Chairman of the Board of Directors at Q2 Solutions, an IQVIA and Quest Diagnostics joint venture and a leading clinical trial laboratory services organization. He has an excellent understanding of IQVIA’s strategy, operations, customers and the healthcare industry.

Prior to joining IMS Health, Ron had a 23-year career at United Technologies Corporation (UTC), where he held multiple senior finance leadership roles of increasing responsibility. These included leading the finance function at UTC Commercial, Chief Financial Officer of Carrier Corporation, heading the corporate financial planning and analysis function for UTC and leading UTC’s investor relations function. Ron earned a B.S. in economics from the University of Delaware, as well as an MBA in finance from the University of Chicago, Booth School of Business.

“I am thrilled Ron has agreed to serve as our interim CFO. I have known and worked continuously with Ron for nearly 25 years. Ron is a world class CFO with outstanding strategic and operational skills, a deep knowledge of our company and industry, as well as extensive experience in leading large global finance organizations,” said Ari Bousbib, Chairman and CEO of IQVIA. Bousbib added, “Ron is widely respected and admired across IQVIA and will assume this role seamlessly. I want to thank Mike for his contributions to IQVIA and wish him well in his new role.”

“I am excited to continue serving the company as we navigate through the COVID-19 situation, execute the strategy that we first envisioned at the time of the merger, and drive towards achievement of our Vision 22 goals”, said Mr. Bruehlman.

“I am extremely grateful for the opportunity Ari gave me to be a part of this great company and proud of what the team has accomplished. IQVIA is on a uniquely attractive strategic path and as a shareholder, I look forward to IQVIA’s continued success. Ron and I have worked hand-in-hand over the past four years and this will be an easy and immediate transition,” said Mr. McDonnell.

IQVIA will engage in a methodical process to consider a long-term successor. The company will evaluate several highly qualified internal candidates as well as external candidates. Mr. Bruehlman’s appointment is effective from August 1, 2020.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions and contract research services to the life sciences industry. Formed through the merger of IMS Health and Quintiles, IQVIA applies human data science — leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science — to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, IQVIA delivers unique and actionable insights at the intersection of large-scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities. With approximately 67,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.